CODE OF ETHICS

                                    FOR

                            W.P. STEWART & CO., INC.

                                     AND

                      W.P. STEWART & CO. GROWTH FUND, INC.

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I.  PURPOSE

     W.P. Stewart & Co., Inc. has a fiduciary duty to its clients which requires each employee to act solely for the benefit of clients. This Code of Ethics (the "Code") has been adopted in accordance with Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the "Act"), and relates specifically to activities in connection with W.P. Stewart & Co. Growth Fund, Inc. (the "Fund"). Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by affiliated persons of such companies or of their investment advisers or principal underwriters. The purpose of this Code is to provide regulations and procedures consistent with the Act, and Rule 17j-1 thereunder, designed to give effect to the general prohibitions set forth in Rule 17j-1(a) as follows:

     It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in the Rule, by such registered investment company:

     1. To employ any device, scheme or artifice to defraud such registered investment company;

     2. To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

     4. To engage in any manipulative practice with respect to such registered investment company.

     Also, each officer and employee of W.P. Stewart & Co., Inc. has a duty to act in the best interest of the firm. In addition to the various laws and regulations covering our activities, it is clearly in our best interest as a professional investment advisory organization to avoid potential conflicts of interest or even the appearance of such conflict with respect to the conduct of our officers and employees. While it is not possible to anticipate all instances of potential conflict, the standard is clear.

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II.  GENERAL PRINCIPLES

     In light of our professional and legal responsibilities, we believe it is appropriate to restate and periodically distribute the Adviser's Code to all employees. Our aim is to be as flexible as possible in our organization and our internal procedures, while simultaneously protecting our organization and our clients from the damage that could arise from a situation involving a real or apparent conflict of interest. As a general principle, it is imperative that those who work for or on behalf of an investment company avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interests of shareholders. If you have any doubt as to the propriety of any activity, you should consult the Review Officer.

     While it is not possible to specifically define and prescribe rules regarding all possible cases in which conflicts might arise, this Code is designed to set forth our policy regarding employee conduct in those situations in which conflicts are most likely to develop. As you consider the more detailed portions of the Code below, you should keep in mind the following fundamental fiduciary principles that govern personal investment activities:

     A. The interests of the Fund's shareholders must come first. In any decision relating to your personal investments, you must scrupulously avoid serving your own interests ahead of those of the shareholders.

     B. Personal investment should comport with both the letter and the spirit of this Code, and should avoid any actual or potential conflicts of interest.

     C. Investment company and adviser personnel should not take inappropriate advantage of their position.

III. DEFINITIONS

     A.    "Adviser" means W.P. Stewart & Co., Inc.

     B.    "Fund" means W.P. Stewart & Co. Growth Fund, Inc.

     C. "Access Person" means any director, officer or Advisory Person of the Fund or Adviser, including any person fitting within the category of Investment Personnel.

     D. "Advisory Person" means (1) any employee of the Fund or Adviser or of any company in a Control relationship to such Fund or the Adviser, who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a Control relationship, or deemed by the Review Officer to be in a Control relationship, to the Fund or Adviser who

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           obtains information concerning the recommendations made to the Fund with regard to the purchase or sale of a security.

     E. "Investment Personnel" means those Access Persons who have the responsibility and authority to make investment decisions affecting the Fund or who assist in the process of making such decisions (e.g., by providing information and advice with respect to, or by executing, such decisions). Investment Personnel includes, but is not limited to, portfolio managers, including the Fund Portfolio Manager and other members of the investment research group that selects the group of securities in which the Adviser's accounts
          (such as the Fund) may invest, securities analysts and traders.

     F. "Fund Portfolio Manager" means the Access Person(s) who has primary responsibility and authority to make investment decisions on behalf of the Fund.

     G. "Beneficial Ownership" shall be interpreted to include any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares a direct or indirect pecuniary interest in the security. As set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, the term "pecuniary interest" in securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

     H. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

     I. "Disinterested director" means a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Act.

     J. "Review Officer" means the officer of the Adviser designated from time to time by the Adviser to receive and review reports of purchases and sales by Access Persons.

     K. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies, securities issued by the United States Government, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit and commercial paper and other money market instruments as designated by the Review Officer in consultation with counsel.

     L. "Purchase or sale of a security" includes, among other things, the purchase or writing of an option to purchase or sell such security, with respect to a convertible security, the conversion of such security, the purchase, sale or exercise of a warrant for the purchase of such security, the purchase or sale of any futures contract or option

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          on any futures contract relating to such security, and the purchase or sale of any other commodity or derivative relating to such security.

     M. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     N. "Security held or to be acquired" by the Fund means any security which, within the most recent 15 days, (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or the Adviser for purchase by the Fund.

     O. "Personal Securities Transaction" means (i) transactions for your own account, including IRA's, or (ii) transactions for an account in which you have indirect beneficial ownership, unless you have no direct or indirect influence or control over the account. Accounts involving family (including husband, wife, minor children or other dependent relatives), or accounts in which you have a beneficial interest (such as a trust of which you are an income or principal beneficiary) are included within the meaning of "indirect beneficial interest."

IV.   EXEMPTED TRANSACTIONS

     A. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or Control;

     B. Purchases or sales of securities which are not eligible for purchase or sale by the Fund;

     C. Purchases or sales which are non-volitional on the part of the Access Person;

     D.   Purchases which are part of an automatic dividend reinvestment plan;

     E. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     F. Purchases or sales which receive the prior approval of the Review Officer because they are only remotely potentially harmful to the Fund because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund.

     G. The Review Officer may grant exemptions from the personal trading restrictions in this Code upon determining that the transaction for which an exemption is requested

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          would not violate any policy embodied in this Code and that an exemption is appropriate to avoid an injustice to the employee in the particular factual situation presented. Factors to be considered may include: the size and holding period of the employee's position in the security, the market capitalization of the issuer, the liquidity of the security, the reason for the employee's requested transaction, the amount and timing of client trading in the same or a related security, and other relevant factors.

          Any employee wishing an exemption should submit a written request to the Review Officer setting forth the pertinent facts and reasons why the employee believes that the exemption should be granted. Employees are cautioned that exemptions are intended to be exceptions, and repetitive exemptive applications by an employee will not be well received.

V.   RESTRICTIONS AND PROCEDURES
     ON PERSONAL SECURITIES TRANSACTIONS

     A.   Prohibited Transactions:  Except as otherwise provided in Section IV
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          hereof:

          1. No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Fund) any information regarding securities transactions by the Fund or consideration by the Fund or the Adviser of any such securities transaction.

          2. No Access Person shall recommend any securities transaction by the Fund without having disclosed his or her interest, if any, in such securities or the issuer thereof, to the Review Officer, including without limitation (i) his or her direct or indirect beneficial ownership of any securities of such issuer;
               (ii) any contemplated transaction by such person in such securities, which transaction may be materially impacted by the recommended transaction by the Fund; (iii) any position with such issuer or its affiliates; and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other.

     B.  Gifts:  No Access Person shall receive any gift or other thing of
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         more than de minimis value ($100) from any person or entity that does business with or on behalf of the Fund.

     C.  Other Conflicts of Interest:  Access Persons should also be aware
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         that areas other than personal securities transactions or gifts and sensitive payments may involve conflicts of interest. The following should be regarded as examples of situations involving real or potential conflicts rather than a complete list of situations to avoid.

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         1.  "Inside Information" - The use of "inside information" applies to
             Personal Securities Transactions as well as to client transactions.

         2. "Use of Information" - Information acquired in connection with employment by the organization may not be used in any way which might be contrary to or in competition with the interests of clients.

         3. "Disclosure of Information" - Information regarding actual or contemplated investment decisions, research priorities or client interests should not be disclosed to persons outside our organization and in no way can be used for personal gain.

     D.   Initial Public Offerings:  Investment Personnel shall not acquire
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          any securities in an initial public offering, in order to preclude any possibility of their profiting improperly from their positions on behalf of the Fund.

     E.   Private Placements:  Investment Personnel shall not acquire any
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          securities in a private placement without the prior approval of the
          Review Officer. This prior approval should take into account, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders, and whether the opportunity is being offered to an individual by virtue of his or her position with the Fund or the Adviser. Investment Personnel who have been authorized to acquire securities in a private placement must disclose such private placement investment if he or she plays a role in the Fund's subsequent investment decision regarding the same issuer. In the foregoing circumstances, the Fund's decision to purchase securities of the issuer shall be subject to an independent review by Investment Personnel with no personal interest in such issuer.

     F.   Price Switching:  If an Investment Person executes a security
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          transaction in which such Investment Person receives a more favorable execution price than that received by the Fund with respect to the same securities on the same day the transaction is executed by the Investment Person, the Investment Person shall be required to switch the price at which such Investment Person executed the transaction with the price at which the transaction was executed on behalf of the Fund.

     G.   Service as a Director:  Investment Personnel shall not serve on the
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          boards of directors of publicly traded companies unaffiliated with the Fund or the Adviser, absent prior authorization based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders. As a general matter, directorships in unaffiliated public companies or companies that may reasonably be expected to become public companies will not be authorized because of the potential for conflicts which may impede the Fund's freedom to act in the best interests of shareholders.

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          Service with charitable organizations generally will be authorized, subject to considerations related to time required during working hours and use of proprietary information.

     H.   Ban on Short-Term Trading Profits:  Investment Personnel shall not
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          profit in the purchase and sale, or sale and purchase, of the same
          (or equivalent) securities within 60 calendar days. Any profit realized on short-term trades should be required to be disgorged.

VI.   DISINTERESTED DIRECTORS

      A director of the Fund who is not an officer of the Fund or an officer, employee or director of the Adviser will not be subject to the provisions of Sections VII or VIII of this Code unless, at the time of a transaction, such director knew or, in the ordinary course of fulfilling his official duties as a director of the Fund, should have known, that during the 15-day period immediately preceding or after the date of the transaction by the director, the security was under active consideration by the Fund. If the director had such actual or imputed knowledge, then the provisions of Section VIII shall be applicable with respect to the particular transaction.

VII.  COMPLIANCE PROCEDURES

      A.  Restricted List: Each Access Person is required to confirm prior to
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          execution of any Personal Securities Transaction that such transaction is not on the "Restricted List" maintained by the Adviser. By placing an order for any Personal Securities Transaction, an Access Person shall be deemed to confirm that such transaction is not subject to any such trading restriction. This includes bonds, stocks (including closed-end funds), convertibles, preferreds, options on securities, warrants, rights, etc. for domestic and foreign securities whether publicly traded or privately placed. The only exceptions to this requirement are automatic dividend reinvestment plan acquisitions, financial futures and options on futures, automatic employee stock purchase plan acquisitions, transactions in open-end mutual funds, U.S. Government securities, commercial paper, or non-volitional transactions. Non-volitional transactions include gifts to you over which you have no control of the timing or transactions which result from corporate action applicable to all similar security holders (such as splits, tender offers, mergers, stock dividends, etc.). Please note, however, that most of these transactions must be reported. The Review Officer may require persons to preclear Personal Securities Transactions as he or she may deem necessary and appropriate for compliance with this Code. See Section VIII for reporting obligations.

     B.   Records of Securities Transactions:  All Access Person are to direct
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          their brokers to supply to the Review Officer, on a timely basis, duplicate copies of confirmations

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          of all Personal Securities Transactions and copies of periodic statements for all securities accounts.

     C.   Post-Trade Monitoring:  The Review Officer shall review all Personal
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          Securities Transactions by Access Persons to ensure that no conflict exists with Fund trades.

     D.   Disclosure of Personal Holdings:  Investment Personnel are required
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          to disclose all personal securities holdings upon commencement of employment and thereafter on an annual basis.

     E.   Annual Certification of Compliance With Code of Ethics:  All Access
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          Persons are required to certify annually that they have read and understand the Code and recognize that they are subject thereto. Access Persons are also required to certify annually that they have complied with the requirements of the Code and that they have disclosed or reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of the Code. Further, Access Persons are required to certify annually that none of the Personal Securities Transactions in which they have engaged violated the Code. Annual certification forms (attached hereto as Exhibit 2) should be sent to the Review Officer.

     F.   Review by the Board of Directors:  Management will prepare a report
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          to the Board of Directors (1) quarterly that identifies any violations requiring significant remedial action during the past quarter and the nature of that remedial action; and (2) annually that a) summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year, and b) identifies any recommended changes in existing restrictions or procedures based upon the Fund's experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

VIII. REPORTING

      The Securities and Exchange Commission requires that a record of all Personal Securities Transactions be kept available for inspection, and that these records be maintained on at least a quarterly basis. To comply with these rules, it is necessary to have every Access Person either (i) file a quarterly report form (attached hereto as Exhibit 1) within 10 calendar days after the end of the quarter (the "Quarterly Report Form"), or (ii) provide copies of confirmations and periodic statements (not less than quarterly) containing the information required in such Quarterly Report Form. Quarterly Report Forms may be obtained from the Review Officer. Completed Forms should be sent to the Review Officer. Transactions in all personal accounts will be reviewed each quarter on a confidential basis.

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     Quarterly Report Forms (or periodic statements submitted in lieu thereof)
     must be filed by all Access Persons even if there were no reportable transactions during the quarter. (Write "none" and return with your signature if submitting a Quarterly Report Form.)

     The Quarterly Report Form required by this section shall state: (i) the title, amount and number of shares of the security involved; (ii) the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition); (iii) the price at which the transaction was effected; and (iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

     The Quarterly Report Form may also contain a statement declaring that the reporting or recording of any transaction shall not be construed as an admission that the Access Person making the report has any direct or indirect Beneficial Ownership in the security to which the report relates.

IX.  SANCTIONS

     Upon discovering a violation of this Code, the Adviser may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors of the Fund.

X.   AUDIT BY REVIEW OFFICER

     Adherence to the Code is considered a basic condition of employment with the Adviser. The Review Officer will monitor compliance with the Code and review such violations of the Code as may occur and determine what action or sanctions are appropriate in the event of a violation. The Review Officer will report, periodically and upon request, to the Board of Directors of the Fund.

     Again, we emphasize the importance of Access Persons obtaining prior clearance of all personal securities transactions, filing the quarterly reports promptly and avoiding other situations which might involve even the appearance of a conflict of interest. Questions regarding interpretation of this policy or questions related to specific situations should be directed to the Review Officer.

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                                                               Exhibit 1

                   W.P. Stewart & Co. Growth Fund, Inc.
                       W.P. Stewart & Co., Inc.

                             MEMORANDUM
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TO:

FROM:

SUBJECT:     SEC Reporting Requirements

DATE:


Please complete the attached "Report of Securities Transactions" for the period ________, ___________through ___________, __________ and return to me by ____________, _________. I need to have your SIGNED form on record, even if there were no transactions for the period.

Transactions that must be reported are any sale or purchase of securities by you, your spouse, or any other member of the household, as well as securities bought for a minor child. Please refer to the attached description of "Beneficial Ownership" for further detail.

Transactions that need NOT be reported are:

1.    U.S. Government Securities
2.    Shares of mutual funds other than the W.P. Stewart & Co. Growth Fund,
      Inc.
3.    Bankers Acceptances
4.    Commercial Paper

If in doubt, report the transaction.

If there were no transactions, please write none.

Thanks.

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                      REPORT OF SECURITIES TRANSACTIONS

                       DURING THE _________ QUARTER ______

                 Name of access person: _________________________

List of all transactions of securities and shares of the W.P. Stewart & Co. Growth Fund, Inc.:

                                           Number of                 Person
                            Title and      Shares of                Through
Date of       Nature of      Class of      Principal                  Whom
Transaction  Transaction*   Securities      Amount        Price     Effected**
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*     Purchase, sale or other type of acquisition or disposition (describe).

** Broker, dealer or bank with or through whom the transaction was effected



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                                   Signature


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                 FURTHER COMMENT:  BENEFICIAL OWNERSHIP

     Beneficial ownership may be defined as receiving some benefits from the ownership of, i.e., the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in, a security even if you are not the owner of record named on the face of the security. Securities held for a person's benefit in the names of others, such as nominees, trustees and other fiduciaries, securities held by an partnership of which a person is a partner, and securities held by any corporation which is controlled by a person (directly or through intermediaries), should be regarded as owned beneficially. Similarly, a person ordinarily obtains benefits equivalent to ownership from, and thus is generally regarded as the "beneficial owner" of, securities held in the name of his or her immediate family member, e.g., spouse, child, parent, grandparent or in-laws, living with him or her. A person is also deemed to be the beneficial owner of securities when such person has the right to (i) acquire such securities through the exercise of conversion of any derivative security, whether or not currently exercisable; or (ii) dividends that are separated or separable from the underlying securities.
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                                                                Exhibit 2

           ANNUAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS
                        AND INSIDER TRADING POLICY

I certify that I have read and understand the Code of Ethics of the W.P. Stewart & Co. Growth Fund, Inc. and W.P. Stewart & Co., Inc., as well as the Insider Trading Policy of W.P. Stewart & Co., Inc., and recognize that I am subject thereto. I further certify that I have complied with the Code of Ethics and Insider Trading Policy and have disclosed or reported all Personal Securities Transactions required to be disclosed or reported under the requirements of the Code of Ethics or Insider Trading Policy. I further certify that none of the Personal Securities Transactions in which I have engaged for the year ended December 31, ______ violated the Code of Ethics or Insider Trading Policy.

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                                   Signature

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                                   Date